UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 29, 2009

BITECH PHARMA, INC
(Exact name of registrant as specified in its charter)

DELAWARE	000-51684	75-2835075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3505 Cadillac Ave., #F7 Costa Mesa, CA		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	714-825-0680
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2008, BiTech Pharma, Inc. (the “Company”) received Mr. Hongping Lang’s resignation as a Director and Chief Executive Officer (“CEO”). On the same date, Mr. Xiangwu Ye was appointed as a director and CEO of the Company, replacing Mr. Hongping Lang.

Mr. Xiangwu Ye has more than 20 years of experience of executive leadership and biotechnology and pharmaceutical industry experience. His expertise spans the areas of therapeutic products, operations, sales and marketing, and corporate development. Currently Mr. Ye is the chairman of the board and chief executive officer of Shanghai Baijiayi Pharmaceuticals, Ltd.  Prior to joining Baijiayi, from 1995 to 2007, he served as chairman of the board and chief executive officer of Guizhou Yibai Pharmaceutical Company, a publicly-held Chinese company focused on traditional Chinese herbal medicine. Mr. Ye received an EMBA degree from Tsinghua University.

We have entered into an Executive Employment Agreement with Mr. Xiangwu Ye and have attached the employment agreement as Exhibit 10.1.

Under the terms of Mr. Xiangwu Ye’s at will employment as CEO, he will receive a salary at the rate of $60,000 per year payable in accordance with the Company's standard payroll policies, including compliance with applicable withholding.

Item 9.01   Financial Statements and Exhibits

Exhibits

10.1 Executive Employment Agreement_Xiangwu Ye

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: June 29, 2009

BiTech Pharma, Inc.
a Delaware corporation

By: /s/ Jun Bao
Jun Bao
Chairman of the Board